Exhibit 23.5

Consent of Canaccord Genuity Corp.

We consent to the use of our opinion letter dated May 21, 2016, concerning the fairness, from a financial point of view, of the proposed merger consideration to the common stockholders of Mines Management, Inc., which is set forth in this proxy statement/prospectus constituting part of this Registration Statement of Hecla Mining Company.

/s/ Canaccord Genuity Corp.

June 28, 2016